Exhibit 99.3

ECOLAB SECOND QUARTER 2018

2Q 2018 Overview

◢Sales:

▪	Reported sales +7%; fixed currency sales were +4%, with acquisition adjusted fixed currency sales +5%.
▪	New business growth, share gains, pricing and new product introductions drove acquisition adjusted fixed currency sales increases across all business segments.

◢Operating Income:

▪	Reported operating margin +130 bps; adjusted fixed currency operating margin -20 bps.
▪	Reported operating income +18% with adjusted operating income +5%; adjusted fixed currency operating income +3%.
▪	Pricing, volume growth and cost saving initiatives offset higher delivered product costs and investments in the business during the quarter.

◢Earnings:

▪	Reported diluted EPS $1.20, +20% versus last year.
▪	Adjusted diluted EPS $1.27, +13% versus last year, benefiting from a lower tax rate.

◢Outlook:

▪	2018: Adjusted diluted EPS forecast $5.30 to $5.50, +13% to 18%.
▪	3Q 2018: Adjusted EPS of $1.49 to $1.57, +8% to 14%.

◢Efficiency Initiative:

▪	Announced an initiative to streamline our organization and improve our efficiency, which is expected to generate $200 million of savings by 2021.

SUMMARY

Ecolab’s growth momentum continued in the second quarter.  New business gains, pricing and product innovation drove strong second quarter acquisition adjusted fixed currency sales increases in all of our business segments.  That solid top line growth, along with cost efficiency and a reduced tax rate, yielded the second quarter’s 13% adjusted earnings per share increase.

We expect 2018 will be a strong year, with earnings per share growth accelerating in the second half. We look for better year-on-year acquisition adjusted fixed currency sales growth in all our business segments in the second half and for full year 2018 as we once again work aggressively to outpace our markets, and as we benefit from the new business gains and investments we have made to further improve sales and service force effectiveness and profitability. We look for accelerating pricing to further exceed delivered product cost headwinds (which are expected to show somewhat moderating increases in the fourth quarter) and investments in the business, and along with our product innovation, cost efficiency work and a lower tax rate, yield strong income growth. We expect 2018 adjusted diluted earnings per share to increase 13% to 18% to the $5.30 to $5.50 range, excluding special gains and charges and discrete tax items, with second half earnings growth outpacing the first half.  Currency translation is now expected to be a $0.02 benefit to full year earnings per share versus the previously expected $0.10 benefit.

We expect strong sales growth and pricing in the third quarter, along with a lower tax rate, to more than offset higher delivered product costs (which are expected to represent an approximate $0.15 per share year-on-year negative cost impact on third quarter earnings, or about double their impact on the second quarter results) and yield attractive earnings per share growth.  We look for third quarter adjusted diluted earnings per share to be in a $1.49 to

$1.57 per share range, increasing 8% to 14% over the prior year. Currency translation is expected to have an unfavorable impact of approximately $0.01 per share in the third quarter.

We also announced a program to streamline our organization, reduce complexity and improve our business processes.  We have invested more than $600 million in our enterprise systems and digital platforms over the past five years.  These investments were undertaken to deliver additional value to customers and make us more efficient and productive.  We are preparing our organization to take full advantage of our growing digital capabilities and achieve the operational benefits they will provide.  That will mean some structural changes in our company as we redesign processes and activities to leverage the new capabilities, and as we develop a more efficient organization in our work toward our 20% operating margin goal.  Internal teams will work through the balance of this year to develop our plans for global resource and business structure improvement in 2019 and 2020.

We believe these actions will enhance our already strong long term competitive advantage in what we expect will continue to be an inflationary environment in the foreseeable future.  The comprehensive cost efficiency initiatives will leverage our recent systems and technology investments, giving us another important tool in addition to pricing to protect and expand margins.

We expect the program will yield approximately $200 million in cost savings by 2021 and anticipate an associated aggregate special charge of approximately $170 million over the course of the program.

HIGHLIGHTS

•	Second quarter reported diluted earnings per share were $1.20.
•

On an adjusted basis, excluding special gains and charges and discrete tax items from both years, second quarter 2018 adjusted diluted earnings per share increased 13% to $1.27. This compared with adjusted diluted earnings per share of $1.12 a year ago.

•

Consolidated sales rose 7%.  Acquisition adjusted fixed currency sales increased 5%, with good growth in all business segments. Regionally, acquisition adjusted fixed currency sales growth was led by North America.

•

Reported operating margins increased 130 basis points. Adjusted fixed currency operating margins decreased 20 basis points as price, volume and efficiency increases were more than offset by rising delivered product costs in the quarter.  Adjusted fixed currency operating income rose 3%.

•	The adjusted operating income gain, along with a lower tax rate, yielded the 13% increase in second quarter 2018 adjusted diluted earnings per share.
•

We continue to work aggressively to drive growth, winning new business through our innovative new products and sales and service expertise, as well as driving pricing and cost efficiencies to grow our top and bottom lines at improved rates.  We also see continued solid underlying sales volume and pricing across our business segments and look for that to more than offset continued and significant delivered product cost headwinds and yield stronger income growth.

•

We continue to expect 2018 adjusted diluted earnings per share to rise 13% to 18% to the $5.30 to $5.50 range, excluding special gains and charges and discrete tax items, with second half earnings per share growth outpacing the first half, as volume and price gains increasingly offset the impact of higher delivered product costs and business investments.

•

We expect strong third quarter fixed currency acquisition adjusted sales growth and attractive earnings per share growth. Adjusted diluted earnings per share are expected to be in the $1.49 to $1.57 range, up 8% to 14%.

•

The efficiency initiative we have begun, as previously outlined, will leverage our recent technology and systems investments and organizational changes.  We expect these actions to simplify our structures, improve future sales growth and increase operating efficiency while delivering better customer outcomes.

•

In summary, we expect further strong momentum in our business over the balance of the year to deliver our forecasted 13% to 18% adjusted diluted earnings per share growth this year, and we are making the right investments and taking the right actions to develop superior growth for the future.

SALES DISCUSSION

Consolidated sales	% Change
Volume & mix	3%
Pricing	2%
Subtotal	5%
Acq./Div.	-1%
Fixed currency growth	4%
Currency impact	3%
Total	7%

Amounts in the table above reflect rounding

Ecolab’s second quarter reported sales increased 7% when compared to the year ago period.  Fixed currency sales grew 4%, and acquisition adjusted fixed currency sales increased 5%.  Looking at the growth components, volume and mix rose  3% and pricing increased 2%. Acquisitions and divestitures were a negative 1% and currency added 3% to sales growth.

GLOBAL INDUSTRIAL SEGMENT

	Fixed Rate	Acq./Div. Adj.
Global Industrial	% Change	% Change
Food & Beverage	7%	7%
Water	6%	5%
Paper	9%	4%
Life Sciences	15%	15%
Textile Care	2%	2%
Total Global Industrial	6%	5%

FOOD & BEVERAGE

Second quarter fixed currency Food & Beverage sales rose 7% as corporate account wins, share gains and pricing more than offset generally flat industry trends. Globally, we saw strong growth in our beverage and brewing, food, and protein businesses,  with good growth in dairy processing.  Regionally, fixed currency sales growth was strong in Latin America, with good growth in North America, Asia Pacific and Europe.

Food & Beverage continues to drive growth using its enterprise selling approach to customers, in which we combine Ecolab’s industry-leading cleaning and sanitizing, water treatment and pest elimination capabilities to demonstrate our value through the delivery of improved food safety results, lower operating costs and enhanced product quality for customers.  New business wins are more than offsetting continued challenging industry conditions in the food and beverage industry, and we are realizing further customer penetration, new business capture and leverage from our strong innovation portfolio.  We expect to show continued strong growth in the third quarter.

WATER

Water sales continued to show strong momentum in the second quarter as fixed currency sales increased 6%, with acquisition adjusted fixed currency sales rising 5%.  All major businesses showed good growth.  Light industry water treatment sales were led by its innovative technology and service offerings. Heavy industry sales benefited from sales force investments and improved market conditions. Mining gains were led by new business wins. Regional growth was led by North America and Europe.

We remain focused on strengthening our corporate account and enterprise sales teams, the further development of innovative new products, growing our new accounts pipeline, driving pricing and continuing to invest in growth areas for the light, heavy and mining industries.  We expect continued good growth in the third quarter from further share gains in light, heavy and mining.

PAPER

Second quarter fixed currency Paper sales increased 9%; acquisition adjusted fixed currency sales increased 4%.  All regions grew.

We continue to focus on maximizing results for our customers through minimizing water and optimizing their total cost in the growth segments of board & packaging, tissue & towel, and pulp. Paper expects to show improved growth over the balance of 2018 through continued globalization of best practices, price increases and a focus on delivering value through innovative solutions.

LIFE SCIENCES

Life Sciences second quarter fixed currency sales increased a robust 15% as we saw good growth from recent business wins and pricing execution. Growth was led by strong sales in cleaning and disinfection programs in both the pharmaceutical and personal care markets.

With a strengthening sales and service team, good product innovation and a solid new business pipeline, we expect further strong growth from Life Sciences in 2018.

GLOBAL INSTITUTIONAL SEGMENT

	Fixed Rate	Acq./Div. Adj.
Global Institutional	% Change	% Change
Institutional	4%	3%
Specialty	7%	7%
Healthcare	0%	0%
Total Global Institutional	4%	3%

INSTITUTIONAL

Fixed currency sales for the Institutional business were up 4% in the second quarter.  Adjusted for acquisitions, fixed currency sales for Institutional rose 3%,  which reflected the previously discussed (and expected) unfavorable impact on second quarter sales from distributor inventory increases in the first quarter.  Global lodging demand continued to show moderate growth. Global full-service restaurant industry foot traffic remained unfavorable, particularly in North America. Looking at Institutional’s regional fixed currency sales, North America, Latin America and Asia Pacific rose moderately,  while Europe sales, adjusted for acquisitions, were flat.

We continue to use our strong value proposition to aggressively drive sales and win new business, increase our share in existing units, develop emerging chain relationships, improve pricing and enhance our service delivery to customers across all regions and end markets.  These actions leverage our strong line of new innovation across core platforms that improve customer results and reduce their water, energy and labor costs. We expect to continue to build on our industry leadership position and show improved Institutional sales growth for the full year 2018.

SPECIALTY

Second quarter Specialty sales grew 7% in fixed currencies, benefiting from strong ongoing business and the rollout of new account wins. We continue to drive growth in our global quickservice accounts, leveraging generally modest industry trends.  New business gains remain robust, driven by improved service coverage, new product innovations, additional customer solutions and a continued focus among our customers on food safety as fresh products become more prevalent and require more cleaning.

The food retail business posted moderate growth as it compared to a very strong period last year, with good underlying growth reflecting continued new customer additions and product introductions.

Momentum remains solid in the Specialty business.  With a strong new business pipeline, our ongoing investments in new products and digital offerings, increased solutions for customers and an expanded sales and service force, we expect a good third quarter and another year of very attractive growth for Specialty in 2018.

HEALTHCARE

Healthcare sales were flat in the second quarter. Strong sales of environmental hygiene programs were offset by flat sales in Europe and lower sales of non-program and deemphasized non-core products.

We expect Healthcare sales to show modest improvement in the second half of the year. Sales of our integrated environmental hygiene programs continue to show very good growth as we execute the Ecolab value proposition.  By combining innovative products, premium on-site service programs and digital solutions that only Ecolab can deliver, we help reduce healthcare acquired infections and increase operational efficiencies for our customers. Customer results from our program approach have proven successful and interest levels remain very attractive, making us confident in the long-term growth potential for our business. We continue to drive this program approach and expect it to yield improving future sales results for Healthcare as it offsets the impact of continued difficult industry conditions.

GLOBAL ENERGY SEGMENT

	Fixed Rate	Acq./Div. Adj.
Global Energy	% Change	% Change
Energy	5%	6%

Second quarter reported fixed currency Energy segment sales increased 5%.  Adjusted for acquisitions and divestitures, fixed currency sales were up 6% as Energy benefited from improving energy markets and pricing. Within our upstream business, well stimulation once again recorded very strong growth.  The production business delivered a modest increase, driven by pricing and increased U.S. onshore activity which was partially offset by lower international sales that reflected the previously discussed acceleration of some production product sales into the first quarter from the second quarter. Downstream sales showed moderate growth driven by pricing and improved international sales.

We expect third quarter 2018 Energy segment sales growth will improve, led by further strong growth in well stimulation, better gains in production and good growth in downstream. With industry conditions improving, we continue to look for improved Energy growth in 2018 as new business wins are driven by our innovative products, high value service offering and strong customer relationships.

OTHER SEGMENT

	Fixed Rate	Acq./Div. Adj.
Other	% Change	% Change
Pest Elimination	13%	7%
Colloidal Technologies	10%	10%
Total Other	-8%	8%
Note: Equipment Care was sold November 1, 2017

PEST ELIMINATION

Reported fixed currency Pest Elimination sales increased 13% in the second quarter.  Acquisition adjusted fixed currency sales increased 7%, led by strong sales growth in the restaurant, food and beverage and hospitality end markets.  Regionally, North America, Latin America and Asia Pacific delivered strong growth in the second quarter, while Europe had a modest increase.

We continue to drive market penetration through innovative service offerings and new technologies to address key customer and global trends.  Additionally, we continue to make progress in globalizing our market-focused capabilities and field technologies. We expect Pest Elimination sales to show continued good growth in the third quarter led by gains in all markets.

ADOPTION OF NEW ACCOUNTING STANDARDS

Beginning in 2018, Ecolab adopted the new FASB revenue recognition and pension accounting standards. We reclassified certain costs, primarily compensation, from selling, general, and administrative (SG&A) expenses to cost of sales (COS), to align with the costs of providing newly classified service revenue upon adoption of the new revenue standard. Adoption of the new revenue recognition standard reduced 2017 adjusted diluted earnings per share by $0.01.

We also adopted the new pension accounting standard beginning in 2018, recording the employee compensation cost of pension expense (the service component) in COS and SG&A, while all other non-service components of pension income are recorded below operating income in other (income)/expense.  We adopted the new standards retrospectively and revised the 2017 financial information to reflect the adoption of the standards.

CONSOLIDATED MARGIN PERFORMANCE

($ millions, unaudited)	2018	% sales	2017	% sales	% change
Gross Profit	$ 1,533.5	41.6%	$ 1,414.6	40.9%	8%

Second quarter gross margins adjusted for special charges were 41.6%, equal to last year’s adjusted margin. Higher delivered product costs and the impact of growth within Global Energy (which on average has a lower gross margin) offset the impact from increased pricing and cost savings.

($ millions, unaudited)	2018	% sales	2017	% sales	% change
SG&A	$ 1,026.8	27.8%	$ 958.2	27.7%	7%

SG&A expenses represented 27.8% of second quarter sales, an increase of 10 basis points from last year as sales volume leverage and the 2017 restructuring and cost savings actions were offset by investments in the business.

($ millions, unaudited)	2018	% sales	2017	% sales	% change
Consolidated Op. Inc.	$ 494.6	13.4%	$ 419.6	12.1%	18%
Consolidated Fixed
Currency Op. Inc. (adj.)	$ 512.9	13.7%	$ 497.0	13.9%	3%

Consolidated operating margins were 13.4%.  Adjusted for special charges, fixed currency operating income margins were 13.7%, declining 20 basis points from last year’s comparable margin.  Adjusted fixed currency operating income increased 3%.  Pricing, volume growth and cost savings initiatives more than offset the impact of higher delivered product costs and investments in the business during the quarter.

SEGMENT MARGIN PERFORMANCE

($ millions - fixed currency, unaudited)	2018	% sales	2017	% sales	% change
Global Industrial Op. Inc.	$173.1	12.8%	$176.4	13.9%	-2%

Fixed currency operating income for the Global Industrial segment decreased 2% and margins declined 110 basis points.  Pricing, sales volume gains and cost savings were more than offset by higher delivered product costs and investments in the business.

($ millions - fixed currency, unaudited)	2018	% sales	2017	% sales	% change
Global Institutional Op. Inc.	$252.0	19.2%	$257.1	20.4%	-2%

Fixed currency operating income for the Global Institutional segment decreased 2% while margins declined 120 basis points. Pricing and sales volume gains were more than offset by investments in the business and higher delivered product costs.

($ millions - fixed currency, unaudited)	2018	% sales	2017	% sales	% change
Global Energy Op. Inc.	$91.4	10.7%	$72.1	8.9%	27%

Fixed currency Global Energy segment operating income rose a strong 27% and margins rose 180 basis points to 10.7%.  Volume gains, pricing and favorable product mix more than offset higher delivered product costs; underlying operating income growth is trending in the mid-teens.

($ millions - fixed currency, unaudited)	2018	% sales	2017	% sales	% change
Other Op. Inc.	$39.3	17.7%	$34.2	14.1%	15%

Acquisition and divestiture adjusted fixed currency operating income for the Other segment rose 17% and margins were 18.3% vs. 16.8% in 2017. The 150 bps increase reflected pricing and sales volume gains which more than offset increased field-related costs.

($ millions, unaudited)	2018	2017
Corporate
Corp. Expense	($42.9)	($42.8)
Special Gains/(Charges)	(12.0)	(61.2)
Total Corporate Expense	($54.9)	($104.0)

The corporate segment expense includes amortization expense of $43 million in the second quarter of 2018 related to the Nalco merger intangible assets. Corporate segment operating income also includes net special charges of $12 million ($9 million after tax) primarily related to restructuring activities.

Special gains and charges for the second quarter of 2017 were a net charge of $61 million ($46 million after tax).

TAX RATE, SHARES AND CONSOLIDATED INCOME

The reported income tax rate for the second quarter of 2018 was 22.8% compared with the reported rate of 21.4% in the second quarter of 2017.  Excluding special gains and charges and discrete tax items, the adjusted tax rate was 20.3% in the second quarter of 2018 compared with 24.2% for the same period last year. The decrease in our adjusted tax rate was primarily driven by changes in the U.S. tax law and global tax planning strategies.

Ecolab did not engage in open market repurchases of its common stock during the second quarter of 2018.

The net of this performance is that Ecolab reported second quarter diluted earnings per share of $1.20 compared with $1.00 reported a year ago.  When adjusted for special gains and charges and discrete tax items in both years, second quarter adjusted diluted earnings per share were $1.27 compared with $1.12 last year.  Currency translation had a $0.03 favorable impact on second quarter 2018 adjusted diluted earnings per share.

SUMMARY BALANCE SHEET AND

SELECTED BALANCE SHEET MEASURES

(unaudited)	June 30
($ millions)	2018	2017
Cash and cash eq.	$ 54.2	$ 260.7
Accounts receivable, net	2,635.4	2,444.2
Inventories	1,557.6	1,470.4
Other current assets	360.7	354.8
PP&E, net	3,758.7	3,497.4
Goodwill and intangibles	11,100.7	11,065.4
Other assets	484.3	431.1
Total assets	$ 19,951.6	$ 19,524.0

Short-term debt	$ 874.5	$ 1,770.6
Accounts payable	1,242.1	1,123.6
Other current liabilities	1,507.2	1,466.4
Long-term debt	6,343.1	5,909.3
Pension/Postretirement	981.0	1,040.1
Other liabilities	1,095.2	1,257.1
Total equity	7,908.5	6,956.9
Total liab. and equity	$ 19,951.6	$ 19,524.0

	June 30
(unaudited)	2018	2017
Total Debt/Total Capital	47.7%	52.5%
Net Debt/Total Capital	47.5%	51.6%
Net Debt/EBITDA	2.4	2.6
Net Debt/Adjusted EBITDA	2.4	2.6

The inputs to EBITDA reflect the trailing twelve months of activity for the period presented.

Net debt to total capital was 48% at June 30, 2018, with the net debt to adjusted EBITDA ratio at 2.4 times.

SELECTED CASH FLOW ITEMS

	Six Months Ended
(unaudited)	June 30
($ millions)	2018	2017
Cash from op. activities	$ 785.7	$ 859.7
Depreciation	305.5	286.3
Amortization	160.3	150.9
Capital expenditures	412.5	378.2

Cash from operations declined primarily reflecting sales growth, an increased Energy mix in accounts receivables and international tax payment timing; full year cash from operations is expected to increase.

EFFICIENCY INITIATIVE

Ecolab has undertaken a comprehensive plan to fully realize the potential of its recent technology and systems investments to streamline operations, increase operating efficiency, deliver better customer outcomes and improve sales growth.

Internal teams will work through the balance of this year to develop our plans for global business structure and resource efficiency, to be implemented in 2019 and 2020.  The primary direction under the plan will be to leverage technology and structural improvements to simplify and automate processes and tasks, reduce complexity and management layers, consolidate facilities and focus on key long-term growth areas, thereby creating a leaner, more productive and more empowered business structure.

The streamlining and other cost savings actions are expected to be completed by the end of 2020 and are expected to result in approximately $200 million of SG&A savings by 2021.

In connection with these actions, Ecolab expects to incur pre-tax charges of $170 million ($130 million after tax) over the next 3 years, beginning with $10 million of charges in the second quarter of 2018.   The charges are expected to be primarily related to team reorganizations and some facility closures.

FORECAST

We expect the good business momentum to continue and yield strong gains for the full year 2018. Sales growth and pricing has strengthened across all of our segments, and new product launches are adding to growth and enhancing our leadership positions.  We expect consolidated gross margins for 2018 to be slightly lower than last year, with a lower selling, general and administrative ratio to sales, higher other income and lower interest expense and tax rate.  Ecolab expects 2018 adjusted diluted earnings per share to rise approximately 13% to 18% to the $5.30 to $5.50 range, excluding special gains and charges and discrete tax items, with second half earnings growth outpacing the first half, reflecting the expected improvement in volume growth and accelerating pricing, which should more than offset the impact of significantly higher delivered product costs (which are expected to show somewhat moderating increases in the fourth quarter).  Our full year forecast earnings per share range includes the loss of Equipment Care income which will reduce earnings per share by an expected $0.03 per share.  At current rates of exchange, we expect foreign currency translation to represent a $0.02 per share benefit to full year earnings per share compared with our previous forecast of a $0.10 benefit.

We look for third quarter adjusted diluted earnings per share to be in the $1.49 to $1.57 range, up 8% to 14% compared with $1.38 earned last year.  We look for solid acquisition adjusted fixed currency sales growth in all our segments. Pricing should again exceed delivered product cost increases in the quarter  (which are expected to represent an approximate $0.15 per share year-on-year negative cost impact on third quarter earnings, or about double their impact on the second quarter results) as we continue our work to improve margins.  Our third quarter forecast earnings per share range includes the loss of Equipment Care income which will reduce earnings per share by an expected $0.01 per share.  It also reflects a significant increase in delivered product costs and comparison to a year-ago period that included reduced bonus expense and a favorable legal settlement. We expect consolidated gross margins and selling, general and administrative ratio to sales to both be similar to last year, with higher other income and an improved adjusted tax rate versus 2017.  At current rates of exchange, we expect foreign currency to have an unfavorable $0.01 impact on third quarter diluted earnings per share.

SUMMARY

In summary, we continue to see strong business momentum, and along with accelerated pricing and cost efficiency, we are more than offsetting rising delivered product costs.  When combined with our continued product innovation and improved cost efficiency, we expect strong earnings per share growth in 2018, rising 13% to 18%.  We will stay focused on driving fundamental growth in our businesses using new business wins, new products, pricing and cost efficiency.  We expect improving volume growth and pricing across all our business segments to overcome delivered product cost headwinds and deliver attractive earnings per share growth in 2018, while we continue to make the right investments and actions to drive our future growth.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION

This communication contains certain statements relating to future events and our intentions, beliefs, expectations and predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast” (including the negative or variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding our financial and business performance and prospects, including forecasted 2018 third quarter and full-year financial and business results, sales and earnings growth, adjusted gross margin, SG&A ratios to sales, interest expense, tax rate, shares outstanding, margins, delivered product costs, energy market forecast, new business, innovation, investments, volume, pricing, cost savings, currency translation, the impact of M&A transactions and actions, impacts associated with the adoption of new accounting standards and timing, amount and type of restructuring or efficiency initiative costs and savings from restructuring or efficiency initiative activities. These statements are based on the current expectations of management of the company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. In particular, the ultimate results of any restructuring or efficiency initiative, integration and business improvement actions, including cost synergies, depend on a number of factors, including the development of final plans, the impact of local regulatory requirements regarding employee terminations, the time necessary to develop and implement the restructuring or efficiency initiative and other business improvement initiatives and the level of success achieved through such actions in improving competitiveness, efficiency and effectiveness. Additional risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K, and our other public filings with the Securities and Exchange Commission (the "SEC") and include the vitality of the markets we serve, including the impact of oil price fluctuations on the markets served by our Global Energy segment; the impact of economic factors such as the worldwide economy, capital flows, interest rates and foreign currency risk, including reduced sales and earnings in other countries resulting from the weakening of local currencies versus the U.S. dollar; our ability to execute key business initiatives, including upgrades to our information technology systems; potential information technology infrastructure failures and cybersecurity attacks; our ability to attract and retain high caliber management talent to lead our business; exposure to global economic, political and legal risks related to our international operations including trade sanctions; our ability to develop competitive advantages through innovation and to commercialize digital solutions; the costs and effects of complying with laws and regulations, including those relating to the environment and to the manufacture, storage, distribution, sale and use of our products; difficulty in procuring raw materials or fluctuations in raw material costs; pressure on operations from consolidation of customers, vendors or competitors; the occurrence of litigation or claims, including related to the Deepwater Horizon oil spill; restraints on pricing flexibility due to contractual obligations; our ability to acquire complementary businesses and to effectively integrate such businesses; changes in tax law and unanticipated tax liabilities; potential loss of deferred tax assets or increase in deferred tax liabilities; our substantial indebtedness; public health epidemics; potential losses arising from the impairment of goodwill or other assets; potential chemical spill or release; potential class action lawsuits; the loss or insolvency of a major customer or distributor; acts of war or terrorism; natural or man-made disasters; water shortages; severe weather conditions; and other uncertainties or risks reported from time to time in our reports to the SEC. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may not occur. We caution that undue reliance should not be placed on forward-looking statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations, except as required by law.

Non-GAAP Financial Information

This discussion and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”). These non-GAAP financial measures include:

•fixed currency sales

•acquisition adjusted fixed currency sales

•adjusted cost of sales

•adjusted gross margin

•fixed currency operating income

•fixed currency operating income margin

•adjusted operating income

•adjusted fixed currency operating income

•adjusted fixed currency operating income margin

•acquisition adjusted fixed currency operating income

•acquisition adjusted fixed currency operating income margin

•EBITDA

•adjusted EBITDA

•adjusted interest expense

•adjusted tax rate

•adjusted net income attributable to Ecolab

•adjusted diluted earnings per share

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP financial measures for cost of sales, gross margin and operating income exclude the impact of special (gains) and charges, and our non-GAAP measures for tax rate, net income attributable to Ecolab and diluted earnings per share further exclude the impact of discrete tax items. We include items within special (gains) and charges and discrete tax items that we believe can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs and/or income associated with historical trends and future results. After tax special (gains) and charges are derived by applying the applicable local jurisdictional tax rate to the corresponding pre-tax special (gains) and charges.

EBITDA is defined as the sum of net income including non-controlling interest, provision for income taxes, net interest expense, depreciation and amortization. Adjusted EBITDA is defined as the sum of EBITDA and special (gains) and charges impacting EBITDA. EBITDA and adjusted EBITDA are used as inputs to our net debt to EBITDA and net debt to adjusted EBITDA ratios. We view these ratios as important indicators of the operational and financial health of our organization.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange, which eliminate the translation impact of exchange rate fluctuations on our international results. Fixed currency amounts included in this supplemental discussion are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2018. We also provide our segment results based on public currency rates for information purposes.

Acquisition adjusted growth rates exclude the results of any acquired business from the first twelve months post acquisition and exclude the results of divested businesses from the previous twelve months prior to divestiture. Acquisition adjusted growth rates also exclude sales to our Venezuelan deconsolidated subsidiaries from both the current period and comparable period of the prior year.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this supplemental discussion. Reconciliations of our non-GAAP measures are included in the following "Supplemental Non-GAAP Reconciliations" and “Supplemental Diluted Earnings per Share Information” tables included in the second quarter 2018 supplemental discussion.

We do not provide reconciliations for non-GAAP estimates on a forward-looking basis (including those contained in this discussion) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of various items that have not yet occurred, are out of our control and/or cannot be reasonably predicted, and that would impact reported earnings per share and the reported tax rate, the most directly comparable forward-looking GAAP financial measures to adjusted earnings per share and the adjusted tax rate. For the same reasons, we are unable to address the probable significance of the unavailable information.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

	Second Quarter Ended		Six Months Ended
(unaudited)	June 30		June 30
(millions, except percent)	2018	2017	2018	2017

Net sales
Reported GAAP net sales	$ 3,689.6	$ 3,460.0	$ 7,160.5	$ 6,622.4
Effect of foreign currency translation	46.8	125.4	79.8	253.4
Non-GAAP fixed currency sales	3,736.4	3,585.4	7,240.3	6,875.8
Effect of acquisitions and divestitures	(37.8)	(63.2)	(115.1)	(116.2)
Non-GAAP acquisition adjusted fixed currency sales	$ 3,698.6	$ 3,522.2	$ 7,125.2	$ 6,759.6

Cost of Sales
Reported GAAP cost of sales	$ 2,156.1	$ 2,045.4	$ 4,238.2	$ 3,897.2
Special (gains) and charges	(0.1)	24.4	(0.1)	25.9
Non-GAAP adjusted cost of sales	$ 2,156.2	$ 2,021.0	$ 4,238.3	$ 3,871.3

Gross Margin
Reported gross margin	41.6%	40.9%	40.8%	41.2%
Non-GAAP adjusted gross margin	41.6%	41.6%	40.8%	41.5%

Operating income
Reported GAAP operating income	$ 494.6	$ 419.6	$ 848.9	$ 776.8
Effect of foreign currency translation	6.3	16.2	9.5	28.7
Non-GAAP fixed currency operating income	500.9	435.8	858.4	805.5
Special (gains) and charges	12.0	61.2	38.0	68.9
Non-GAAP adjusted fixed currency operating income	512.9	497.0	896.4	874.4
Effect of acquisitions and divestitures	(0.7)	(1.8)	(4.4)	(6.0)
Non-GAAP acquisition adjusted fixed currency operating income	$ 512.2	$ 495.2	$ 892.0	$ 868.4

Operating Income Margin
Reported GAAP operating income margin	13.4%	12.1%	11.9%	11.7%
Non-GAAP adjusted fixed currency operating income margin	13.7%	13.9%	12.4%	12.7%

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

	Second Quarter Ended		Six Months Ended
(unaudited)	June 30		June 30
(millions, except percent and per share)	2018	2017	2018	2017

Net Income Attributable to Ecolab
Reported GAAP net income attributable to Ecolab	$ 351.3	$ 294.8	$ 598.6	$ 548.8
Special (gains) and charges, after tax	8.9	45.6	28.6	50.8
Discrete tax net expense (benefit)	12.1	(9.7)	12.0	(32.5)
Non-GAAP adjusted net income attributable to Ecolab	$ 372.3	$ 330.7	$ 639.2	$ 567.1

Diluted Earnings per Share Attributable to Ecolab ("EPS")
Reported GAAP diluted EPS	$ 1.20	$ 1.00	$ 2.04	$ 1.86
Special (gains) and charges, after tax	0.03	0.16	0.10	0.17
Discrete tax net expense (benefit)	0.04	(0.03)	0.04	(0.11)
Non-GAAP adjusted diluted EPS	$ 1.27	$ 1.12	$ 2.18	$ 1.92

Provision for Income Taxes
Reported GAAP tax rate	22.8%	21.4%	22.4%	19.6%
Special gains and charges	0.1	0.6	0.1	0.6
Discrete tax items	(2.6)	2.2	(1.5)	4.3
Non-GAAP adjusted tax rate	20.3%	24.2%	21.0%	24.5%

EBITDA (trailing twelve months ended)
Net income including non-controlling interest	$ 1,566.8	$ 1,304.7
Provision for income taxes	282.5	380.7
Interest expense, net	245.5	255.4
Depreciation	610.9	573.4
Amortization	312.0	296.6
EBITDA	$ 3,017.7	$ 2,810.8
Special (gains) and charges impacting EBITDA	9.4	80.0
Adjusted EBITDA	$ 3,027.1	$ 2,890.8

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

	Second Quarter Ended June 30
	2018			2017
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted
Net Sales
Global Industrial	$ 1,348.4	($21.4)	$ 1,327.0	$ 1,267.0	($8.5)	$ 1,258.5
Global Institutional	1,311.7	(5.2)	1,306.5	1,262.8	-	1,262.8
Global Energy	854.0	-	854.0	813.4	(8.7)	804.7
Other	222.3	(11.2)	211.1	242.2	(46.0)	196.2
Subtotal at fixed currency rates	3,736.4	(37.8)	3,698.6	3,585.4	(63.2)	3,522.2
Currency impact	(46.8)			(125.4)
Consolidated reported GAAP net sales	$ 3,689.6			$ 3,460.0

Operating Income
Global Industrial	$ 173.1	($0.9)	$ 172.2	$ 176.4	($0.1)	$ 176.3
Global Institutional	252.0	0.2	252.2	257.1	-	257.1
Global Energy	91.4	0.8	92.2	72.1	(0.4)	71.7
Other	39.3	(0.8)	38.5	34.2	(1.3)	32.9
Corporate	(42.9)	-	(42.9)	(42.8)	-	(42.8)
Adjusted at fixed currency rates	512.9	(0.7)	512.2	497.0	(1.8)	495.2
Special (gains) and charges	12.0			61.2
Reported OI at fixed currency rates	500.9			435.8
Currency impact	(6.3)			(16.2)
Consolidated reported GAAP operating income	$ 494.6			$ 419.6

	Six Months Ended June 30
	2018			2017
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted
Net Sales
Global Industrial	$ 2,589.8	($45.3)	$ 2,544.5	$ 2,445.3	($10.1)	$ 2,435.2
Global Institutional	2,529.7	(50.2)	2,479.5	2,377.4	(0.1)	2,377.3
Global Energy	1,701.1	(0.3)	1,700.8	1,589.1	(13.9)	1575.2
Other	419.7	(19.3)	400.4	464.0	(92.1)	371.9
Subtotal at fixed currency rates	7,240.3	(115.1)	7,125.2	6,875.8	(116.2)	6,759.6
Currency impact	(79.8)			(253.4)
Consolidated reported GAAP net sales	$ 7,160.5			$ 6,622.4

Operating Income
Global Industrial	$ 303.0	($1.8)	$ 301.2	$ 312.0	($0.4)	$ 311.6
Global Institutional	450.7	(3.4)	447.3	443.9	0.1	444.0
Global Energy	162.3	1.5	163.8	143.0	(1.1)	141.9
Other	66.4	(0.7)	65.7	61.3	(4.6)	56.7
Corporate	(86.0)	-	(86.0)	(85.8)	-	(85.8)
Adjusted at fixed currency rates	896.4	(4.4)	892.0	874.4	(6.0)	868.4
Special (gains) and charges	38.0			68.9
Reported OI at fixed currency rates	858.4			805.5
Currency impact	(9.5)			(28.7)
Consolidated reported GAAP operating income	$ 848.9			$ 776.8

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share, as reported, to the non-GAAP measure of adjusted diluted earnings per share.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2017	2017	2017	2017	2017	2017	2017
Diluted earnings per share, as reported (U.S. GAAP)	$ 0.86	$ 1.00	$ 1.86	$ 1.34	$ 3.20	$ 1.92	$ 5.12
Adjustments:
Special (gains) and charges (1)	0.02	0.16	0.17	0.01	0.18	0.01	0.19
Discrete tax expense (benefits) (2)	(0.08)	(0.03)	(0.11)	0.03	(0.08)	0.54	(0.63)
Adjusted diluted earnings per share (Non-GAAP)	$ 0.80	$ 1.12	$ 1.92	$ 1.38	$ 3.30	$ 1.38	$ 4.68

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2018	2018	2018	2018	2018	2018	2018
Diluted earnings per share, as reported (U.S. GAAP)	$ 0.84	$ 1.20	$ 2.04
Adjustments:
Special (gains) and charges (3)	0.07	0.03	0.10
Discrete tax expense (benefits) (4)	0.00	0.04	0.04
Adjusted diluted earnings per share (Non-GAAP)	$ 0.91	$ 1.27	$ 2.18

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2017 included acquisition and integration costs of $5.3 million, $10.0 million, $1.4 million, and $1.8 million, net of tax, in the first, second, third and fourth quarters, respectively. Special (gains) and charges for 2017 also included restructuring gains of $0.2 million, and charges of $24.5 million, $1.7 million and $6.4 million, net of tax, in the first, second, third and fourth quarters, respectively. Special (gains) and charges for 2017 also included a gain of $3.3 million, $2.0 million and $1.9 million, net of tax, during the second, third and fourth quarters, respectively, related to the recovery of previously written off Venezuelan intercompany receivables. Special (gains) and charges for 2017 also included charges of $14.4 million, net of tax, related to a Global Energy vendor contract termination and litigation charges in the second quarter, litigation charges of $1.4 million, net of tax, in the third quarter, and $3.1 million, net of tax, primarily related to impairment of plant assets, litigation charges and settlement in the fourth quarter. The fourth quarter 2017 special (gains) and charges also included a gain on sale of Equipment Care of $12.4 million, net of tax, and the charges on exchanged and extinguished debt of $13.6 million, net of tax, which were partially offset by tax benefits on the repatriation of cash to the U.S. of $7.8 million, net of tax.

(2) Discrete tax expense (benefits) were primarily driven by $16.0 million, $10.8 million, $2.4 million and $10.4 million of tax benefits associated with stock compensation excess tax benefits in the first, second, third and fourth quarters, respectively.  The remaining $6.8 million discrete tax benefits in the first quarter were driven primarily by the release of reserves for uncertain tax positions due to the expiration of statute of limitations in non-U.S. jurisdictions.   The second quarter 2017 discrete tax expense of $1.1 million was driven primarily by the release of reserves for uncertain tax positions due to the expiration of statute of limitations in non-U.S. jurisdictions. The third quarter 2017 discrete tax expense of $10.7M was driven primarily by recognizing adjustments from filing our 2016 U.S. federal income tax return. The fourth quarter discrete tax benefits were driven primarily by $319.0 million benefit for repricing of U.S. deferred tax positions to the U.S. tax reform rate along with the stock compensation excess tax benefits, partially offset by $160.1 million expense for the U.S. tax reform one time repatriation tax on foreign earnings.

(3) Special (gains) and charges for 2018 primarily includes a commitment to the Ecolab Foundation in the first quarter of $18.9 million, net of tax. Special (gains) and charges also include restructuring activities of $0.3 million and $7.0 million, net of tax, in the first and second quarter, respectively, acquisition and integration costs of $0.3 million and $0.9 million, net of tax, in the first and second quarters, respectively, and other litigation and other charges of $0.3 million and $1.0 million, net of tax, in the first and second quarters, respectively.

(4) Discrete tax expense (benefits) were primarily driven by $6.8 million and $6.0 million of tax benefits associated with stock compensation excess tax benefits in the first and second quarters, respectively, adjustments to the estimate for the U.S. tax reform one time repatriation tax expense of $11.3 million and $18.2 million in the first and second quarters, respectively, and $4.6 million and $0.1 million of other tax benefits in the first and second quarters, respectively.